MFA MORTGAGE INVESTMENTS, INC.
2004 EQUITY COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

     AGREEMENT by and between MFA Mortgage Investments, Inc., a Maryland corporation (the “Company”) and Stewart Zimmerman (the “Executive”), dated as of the 16th day of April, 2006.

     WHEREAS, the Company maintains the MFA Mortgage Investments, Inc. 2004 Equity Compensation Plan (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

     WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement, dated April 16, 2006 (the “Employment Agreement”); and

     WHEREAS, pursuant to the terms of the Employment Agreement, subject to the Executive’s continuing employment with the Company, the Company has agreed to issue to the Executive as of April 16, 2006 and on January 1st (or the first business day thereafter) of each of the following four years thereafter, common stock with an aggregate fair market value on each such date (or the first business day thereafter) of $100,000.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Grant of Common Stock.

     (a) The Company hereby confirms, effective as the date set forth above, subject to the following terms and conditions and subject to the provisions of the Plan (the terms of which are incorporated herein by reference), the right of the Executive to receive shares of the Company's common stock, par value $0.01 per share (“Shares”), as provided for in Section 3 of the Employment Agreement.

     (b) Subject to the Executive’s continuing employment with the Company, as of April 16, 2006, and January 1st (or the first business day thereafter) of each of the following four years (each a “Grant Date”), the Company shall issue to the Executive a number of Shares determined by dividing (x) $100,000 by (y) the fair market value of a Share on the last trading day prior to the Grant Date (rounded up to the nearest Share).

     2. Restrictions and Conditions.

     The Shares awarded pursuant to this Agreement shall be subject to the following restrictions and conditions:

(i) The Executive shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign the Shares (or have such Shares attached or garnished) until such time as the value of the Executive’s holdings in the Company exceeds five times his Base Compensation (as defined in the Employment Agreement). Other than as provided below, such transfer restriction shall lapse with respect to the Shares only to the extent the Executive’s holdings in the Company exceed such threshold (such period during which Shares may not be transferred, the “Transfer Restriction Period”).

(ii) Except as provided in the foregoing clause (i) and clause (iv) below, the Executive shall have, in respect of the Shares, all of the rights of a stockholder of the Company, including the right to vote the Shares and receive cash dividends on such Shares. Certificates for Shares (not subject to restrictions) shall be delivered to the Executive promptly after, and only after, the Transfer Restriction Period shall lapse.

(iii) Upon the Executive’s Termination of Service for any reason, the transfer restrictions described herein will immediately lapse.

(iv) No additional Shares shall be issued to the Executive pursuant to this Agreement with respect to any Grant Date which occurs following the termination of the Executive’s employment with the Company.

     3. Certain Terms of Shares

(a)	The Company shall have a stock certificate in respect of Shares issued under this Agreement registered in the name of the Executive. The certificates for Shares issued hereunder may include any legend which the Board of Directors of the Company (the “Board”) deems appropriate to reflect any restrictions on transfer hereunder, or as the Board may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the transfer restrictions applicable to such Shares, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND MFA MORTGAGE INVESTMENTS, INC. COPIES OF SUCH AGREEMENT ARE ON FILE IN THE OFFICES OF MFA MORTGAGE INVESTMENTS, INC. AT 350 PARK AVENUE, NEW YORK, NEW YORK 10022.”

(b)	All Shares shall be, at the Company's sole cost: (i) duly authorized, validly issued, fully paid and nonassessable, (ii) registered and qualified for sale, and for resale, under all applicable state and Federal securities laws (e.g., on SEC Form S-8), and (iii) listed or otherwise qualified for trading on any national securities exchange or national securities market on which securities of the same class issued by the Company are then listed or qualified.

     4. Miscellaneous.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)	The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate to the extent consistent with this Agreement and the Employment Agreement. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Participating Companies and the Executive.

(c)	All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Executive, shall be delivered personally or mailed to the Executive at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 4(c).

(d)	The failure of the Executive or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Executive or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(e)	Nothing in this Agreement shall confer on the Executive any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Executive’s employment or other service at any time.

(f)	This Agreement, together with the Employment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. In the event of a conflict between the terms of this Agreement or the Plan with the Employment Agreement, the terms of the Employment Agreement shall control.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

MFA MORTGAGE INVESTMENTS, INC.

By:	/s/ James A. Brodsky

Name:	James A. Brodsky
Title:	Chairman, Compensation Committee

/s/ Stewart Zimmerman

Stewart Zimmerman

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